UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2015

NEW ASIA ENERGY, INC.
(Formerly, High Desert Assets, Inc Exact name of registrant as specified in its charter)
COLORADO	000-54171	26-1381565
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Ubi Avenue 3 #07-58 Vertex Building Tower A Singapore 408868
(Address of Principal Executive Offices)

                           +6567023808
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                          Other Events.

On November 20, 2015, New Asia Energy Inc (OTCQB: NAEI) signed a Memorandum of Understanding ("MOU") with Jun Wei Kang Biotechnology Co Ltd, ("JWK") a Company registered in the People's Republic of China and listed on the Shanghai Equity Exchange under the symbol "SEEQ:206322"). JWK owns and operates extensive facilities for the cultivation, harvesting, processing, production, distribution and sale of value-added ginseng and other related products that enhance and promote healthy living.  JWK has over 5,000 square meters of office and laboratory space and research and development facilities, processing and production plants and over 50 retail stores located throughout China. Jilin Province provides over 85% of the Ginseng raw feedstocks produced in China and 70% of the ginseng raw feedstocks produced world-wide and JWK is a leading provider of Ginseng value-added products in Jilin Province and throughout China.

The parties have agreed that within 30 days after the execution of the MOU, JWK and/or its nominees will make an initial purchase of equity in NAEI for an amount to be determined by mutual agreement of the Parties. This purchase will be set forth in one or more definitive purchase agreements, which will be negotiated and executed by the parties during this 30-day period.

The parties have also agreed to evaluate the potential for NAEI to (i) develop, install and operate renewable energy facilities at JWK's cultivation, production and R&D facilities in Jilin Province, China, and (ii) supply renewable energy to JWK's facilities under "take-or-pay," Build-Own-Operate or Build-Own-Operate-and Transfer contractual vehicles, in order to reduce the carbon footprint of the JWK facilities, offset the use of fossil fuels and potentially provide some cost savings to JWK. Through its cultivation, harvesting and processing activities, JWK has access to agricultural wastes and other by-products of production that are expected to be excellent sources of feedstock for these renewable energy facilities. The foregoing arrangements are subject to the parties' agreement on the terms and conditions thereof, as well as definitive agreements relating thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Asia Energy, Inc.

Date: November 24, 2015	By:	/s/ Lin Kok Peng
Name: Lin Kok Peng
Title: Chief Executive Officer